Our Ref: WWLK/97997
Your Ref:

Direct Line: +852 2861 8471
Direct Email: warrenko@robertsonshk.com

ROBERTSONS
羅拔臣律師事務所
SOLICITORS, NOTARIES, AGENTS FOR TRADEMARKS AND PATENTS
57th Floor, The Center, 99 Queen's Road Central, Hong Kong
Tel: +852 2868 2866 Fax: +852 2868 5820
Website: www.robertsonshk.com

Fitness Fanatics Limited
Cricket Square
Hutchins Drive
PO Box 2681
Grand Cayman
KY1-1111
Cayman Islands

Private & Confidential

8 September, 2025

Dear Sirs,

Re: Hong Kong legal opinion for the proposed listing of shares in Fitness Fanatics Limited ("Company") on NASDAQ ("Proposed Listing")

1. INTRODUCTION

We are the legal advisers of the Company on the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("**Hong Kong**") in connection with the Proposed Listing and have been requested to provide our opinion on matters relating to **NW GROUP INTERNATIONAL LIMITED (健營國際有限公司)** ("**NW Group**") and **MYRON LIMITED** (collectively the "**Companies**") for the two financial years ended 31 December 2023 and 2024 (the "**Track Record Period**"). Both NW Group and Myron Limited are subsidiaries of the Company incorporated in Hong Kong.

We are qualified to practice law in Hong Kong. This opinion is limited to matters of the laws of Hong Kong as in force and applied at the date of this opinion. We have not investigated the laws of any jurisdiction other than Hong Kong and we express no opinion on the laws of any other jurisdiction.

For the purpose of issuing this opinion, we have reviewed only the documents (the "**Documents**") and completed only the searches and enquiries (the "**Searches**") referred to in **Schedule I** (*Documents and Searches*). We have not reviewed any other contracts, instruments or documents.

This opinion is given on the basis of the assumptions set out in **Schedule II** (*Assumptions*) and is subject to the qualifications set out in **Schedule III** (*Qualifications*).

2. OPINIONS

Based upon and relying upon the foregoing assumptions, and subject to the comments, reservations and qualifications stated below, and having regard to such legal considerations as we deem relevant, we are of the following opinions:

2.1. Incorporation

The Companies are body corporates duly incorporated with limited liability, are validly existing without any irregularities or non-compliance under the laws of Hong Kong and are in continuing registration with the Companies Registry of Hong Kong as at the date of this opinion. The Companies have perpetual corporate existence and the capacity to sue or be sued in their own name and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

2.2. Authority and power

2.2.1. The Companies have the corporate power and authority under its articles of association to conduct its business as currently conducted. The articles of association of the Companies do not contain any restriction against it conducting such businesses. The articles of association of the Companies comply with the requirements of applicable laws of Hong Kong.

2.2.2. The articles of association of the Companies do not prohibit them from making or repaying loans to its shareholders.

2.2.3. As far as we are aware of, no governmental or regulatory approval is required for the making or repayment of such loans by the Companies save that, subject to certain exceptions, the Companies Ordinance (Cap. 622) prohibits a company from providing financial assistance directly or indirectly for the purpose of acquisition of the company's shares or reducing or discharging the liability incurred for such purpose. Based on the Company's confirmation, the Companies have not made nor repaid such loans for the purpose of financial assistance. Accordingly, no governmental or regulatory approval is required for the making or repayment of such loans by the Companies.

2.3. Share capital and corporate information

2.3.1. The issued share capital, registered shareholders and other particulars of the Companies are set out in **Schedule IV** (*Particulars of the Companies*) as of the date of this opinion. The allotment and issue of the shares held by the current shareholder of the Companies were duly authorised, effected and are in order and in accordance with the laws of Hong Kong and the articles of association of the Companies and there is no irregularity which would affect the validity of the shareholding interests of the current shareholder. The current shareholder of the Companies have good and valid title to the shares in the Companies. All of the issued and outstanding capital

of the Companies have been duly authorised, are validly issued and fully paid. All consents, approvals, authorizations, filings and registrations and qualifications required by the articles of association and the Companies Registry under applicable Hong Kong laws for the issue and transfer of the shares of the Companies have been obtained.

2.3.2. There are no pre-emptive rights, re-sale right, right of first refusal or similar rights under the laws of Hong Kong or the articles of association of the Companies. None of the shares in the Companies were issued in violation of any pre-emptive rights, re-sale right, right of first refusal or similar rights (if any) under the laws of Hong Kong or the articles of association of the Companies. None of the shares of the Companies are subject to any third party interests or securities interests of any kind or other type of preferential treatment or claim of any kind. There are no outstanding rights, warrants or options to acquire, or instruments convertible into, any shares or equity interests in the Companies. Save and except that the directors of the Companies may in their discretion refuse to register a transfer of shares in the Companies in accordance with its articles of association, there is no legal restriction on foreign ownership of its shares whether directly or indirectly in respect of the nationality of shareholders or the percentage of local/foreign shareholding or otherwise under the laws of Hong Kong or its articles of association. All historical transfers of shares (if any) in the Companies have been duly approved and completed and the transferred shares were properly registered, and all stamp duties in respect of the share transfers were properly paid and were not in violation of applicable Hong Kong laws or the articles of association of the relevant Companies.

2.4. **Distributions**

Under Hong Kong laws, all dividends and other distributions declared and payable on the shares of the Companies in accordance with the Companies Ordinance (Cap. 622) may be paid or distributed to holders of such shares, and such dividends and other distribution made to holders of such shares are, as of the date hereof, not subject to withholding or other taxes and are otherwise free and clear of any other tax, withholding or deduction under the laws of Hong Kong, and may be paid without obtaining any approval from any governmental authority in Hong Kong. Save and except that a distribution may only be made by the Companies out of profits in accordance with the Companies Ordinance (Cap. 622) and its articles of association, there is no general restriction against payment of dividends and making of other distributions to shareholders by the Companies under the laws of Hong Kong or their respective articles of association. Dividends or distributions may be paid in Hong Kong dollars and may be converted into other foreign currency and transferred out of Hong Kong. There is no exchange control legislation under Hong Kong laws and accordingly there are no exchange control regulations imposed under Hong Kong laws which would prevent the Companies from paying dividends and other distributions to the shareholders of the Companies.

2.5. Licenses and permits

2.5.1. We understand that the Companies carry on the business set out in the table below. The Companies have obtained the following license, permit, approval and certificate (collectively, the "**Licenses**") for their business operations in Hong Kong:

NW Group

Company	Nature of business	License	Expiry date
NW Group International Limited (F15)	Trading	Business Registration Certificate	25 October 2025
NW Group International Limited (F16)	Trading	Business Registration Certificate	25 October 2025
NW Group International Limited	Food importer/ distribution	Food importer/ distribution (Trade Registration Number: TR-16-003997)	16 November 2025

Myron Limited

Company	Nature of business	License	Expiry date
Myron Limited	Trading	Business Registration Certificate	6 December 2025
Myron Limited	Import of milk and milk beverages from Germany	Import Permission	5 February 2026
Myron Limited	Food importer/ distribution	Food importer/ distribution (Trade Registration Number: TR-22-001357)	24 July 2025

2.5.2. The Licenses are valid and effective as of the date of this opinion and will not cease to be valid or effective as a result of the Proposed Listing. Save for the Licenses, we are not aware of any other licences, permits, approvals and certificates which the Companies have to obtain to carry on its business in Hong Kong.

2.5.3. Save for approval of the directors of the Companies and so far as we are aware, no licences, permits, approvals and certificates are required for the transfer or disposal of any interest in the shares of the Companies. Based on the Company's confirmation, we are also not aware of any pending or threatened administrative complaints or court actions against the Licenses or any pending proceedings relating to the revocation, modification or non-renewal of any of the Licenses.

2.6. **Companies Ordinance**

2.6.1. Save as set out in **Schedule V** (*Table of Non-Compliance Incident(s)*) and so far as we are aware,

(a) there are no non-compliance issues in respect of the Companies under applicable Hong Kong laws including the Companies Ordinance (Cap. 622) relevant to the conduct of business in Hong Kong, including those relating to the holding of annual general meeting, laying accounts at annual general meeting, retaining copies of resolutions of members, operation of business, tax/financial reporting structure and reorganization, foreign investment, foreign ownership, tax, health and safety, competition and anti-trust matters during the Track Record Period and up to the date of this opinion;

(b) there are no pending or threatened administrative complaints or penalties since the incorporation of the Companies up to the date of this opinion;

(c) all necessary filings have been made in accordance with the Companies Ordinance (Cap. 622) during the Track Record Period and up to the date of this opinion; and

(d) the Companies have submitted all necessary profits tax returns in accordance with the Inland Revenue Ordinance (Cap. 112) during the Track Record Period and up to the date of this opinion; there are no tax or other regulatory penalty since the incorporation of the Companies up to the date of this opinion; and

(e) there are no non-compliance issues in respect of the policies of Companies regarding personal data and handling of money with Hong Kong data protection, anti-corruption and anti-money laundering laws.

2.7. **Material contracts**

2.7.1. We have been provided with the following material to which the Companies are a party, being contracts which may be material and determined by the board of directors of the Companies, and which are governed by the laws of Hong Kong (collectively, the "**Contracts**"):

NW Group

Agreement	**Date**	**Term**	**Governing Law**
Vendor Agreement with Asia Fitness Limited	2 August 2023	Term of one year and automatically renewed for periods of one year unless terminated	Hong Kong

Amendment to Vendor Agreement with Asia Fitness Limited	3 August 2023		
Distributor Agreement with Glanbia Performance Nutrition (NA), Inc	Undated	1 January 2024 to 31 December 2024	Laws of the State of Illinois, USA
Distributor Agreement with Glanbia Performance Nutrition (UK Sales Division Division) Limited	Undated	1 January 2024 to 31 December 2024 (no automatic extension or renewal)	Laws of England and Wales
Purchase Agreement with Decathlon Hong Kong Company Limited	Undated	31 January 2024 to 30 January 2025	Hong Kong
Merchant Agreement with Hong Kong TV Shopping Network Company Limited	6 September 2024	9 September 2024 to 20 July 2025 (automatic renewal for 1 year unless terminated)	Hong Kong
Quotation from DKSH Field Activation Limited	1 December 2023	Term of one year until 31 December 2024	Hong Kong
Octopus Card Services Agreement with Octopus Cards Limited	27 June 2019	Until termination	Hong Kong
Supplier Trading Agreement with Fortress	1 January 2021	Until termination	Hong Kong
Sales and Purchase Agreement with Lukson Trading Limited	Undated	June 2018 until complete handover	Not mentioned

Myron Limited

Agreement	**Date**	**Term**	**Governing Law**
Distributor Agreement with Vitamin Well	Undated	3 September 2024 to 1 September 2025	Sweden

Based on the Companies' confirmation, save and except the Contracts, the Companies have not entered into any sales and services contracts, franchise agreements, distributorship agreements, financing agreements, licensing arrangements, joint venture agreements, intellectual property agreements or any other material contracts during the Track Record Period.

2.7.2. The execution of the Contracts and the performance by the Companies of its obligations under the Contracts will not violate any law, rule or regulation having the force of law in Hong Kong. Each of the Contracts, that are governed by the laws of Hong Kong, will be valid, legal and enforceable in accordance with Hong Kong laws. We are not aware of any material risks of infringement by the Companies against a third party or vice versa.

2.8. **Properties**

2.8.1. NW Group has currently leased the following property in Hong Kong and it has the legal right to use the respective property:

Location	Landlord	Expiry date
Unit 15, UG/F, Wah Lok Industrial Centre (Phase II), 31-35 Shan Mei Street, Fo Tan, N.T., Hong Kong	Fine World Limited	31 August 2026

2.8.2. Myron Limited has entered into an agreement with a service provider in Hong Kong to obtain a registered address in Hong Kong for the purpose of fulfilling its legal requirements under the laws of Hong Kong.

Location	Service Provider	Expiry date
Room 2002A, Nan Fung Centre, 264-298 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong	Master Director Group Ltd	Effective on 1 August 2022 and shall continue for a period of 12 months, and automatically renewed for successive periods of 12 months

2.8.3. Based on the Companies' confirmations, save and except disclosed in the paragraphs above, as at the date of this opinion, the Companies do not own or lease any other properties in Hong Kong and do not own any other assets that are material to the Companies' business operation in Hong Kong.

2.9. **Intellectual property rights**

2.9.1. Based on the Searches, the Documents and the Myron Limited's confirmation, Myron Limited has not registered any trademarks, patents, or any designs with the Intellectual Property Department in Hong Kong as at the date of this opinion.

2.9.2. According to the Searches, the following trademarks are used by NW Group and are registered in Hong Kong:

Trademark	Place of registration	Trademark Number	Class	Expiry Date	Registered Owner

A NUTRITIONUS B NUTRITIONUS	Hong Kong	304399525	28, 35, 41 and 43	15 January 2028	NW Group
營人家族	Hong Kong	305913153	5, 35	21 March 2032	NW Group
NUTRITIONUS	Hong Kong	305913162	5	21 March 2032	NW Group

Based on the Searches and confirmation from NW Group, there are no disputes or infringements in connection with the NW Group's intellectual property rights pending or threatened against it which could have a material adverse effect on its operations or financial performance.

Save for the above disclosed, there are no registered or unregistered intellectual property assets owned, used, licensed and/or held by NW Group.

Based on the confirmation from NW Group, NW Group has not received any formal notice that it infringes any intellectual property rights of any third party during the Track Record Period.

2.10. **Labour law related matters**

2.10.1. Employment contracts

(a) We have reviewed the Companies' sample employment contracts and they conform with the requirements under the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) ("Employment Ordinance").

2.10.2. Employee benefit

(a) Retirement Pension Scheme

Under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) ("Mandatory Provident Fund Schemes Ordinance"), companies in Hong Kong and their employees of aged 18 to 64 each are required to make a mandatory contribution of 5% of the relevant employee's monthly income or HK$1,500, whichever is the less. Employees who are above 65 may choose to participate in voluntary contributions.

NW Group

Based on the Mandatory Provident Fund employer contribution receipt dated 17 December 2024 issued by Bank Consortium Holding Ltd to NW Group, NW Group has enrolled in its Hong Kong employees with the BCT (MPF) Pro Choice Scheme in compliance with the Mandatory Provident Fund Schemes Ordinance.

Myron Limited

Based on the Mandatory Provident Fund employer contribution confirmation issued by Sun Life Hong Kong Limited for the contribution period commencing 1 December 2024 to 31 December 2024, Myron Limited has enrolled in its Hong Kong employees with the Sun Life Rainbow MPF Scheme in compliance with the Mandatory Provident Fund Schemes Ordinance.

(b) Compulsory Employees' Compensation Insurance

According to section 40 of the Employees' Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) ("Employees' Compensation Ordinance"), no employer shall employ any employee in any employment unless there is in force a policy of insurance to cover their liabilities both under the Employees' Compensation Ordinance and at common law for injuries at work in respect of all their employees, irrespective of the length of employment contract or working hours, full-time or part-time employment. If an employer fails to comply with the Employee's Compensation Ordinance to secure an insurance cover, the employer commits an offence and is liable on conviction to a maximum fine of HK$100,000 and imprisonment for two years. In addition, the employer is also liable to pay a surcharge to the Employees Compensation Assistance Fund Board under section 36A of the Employees Compensation Assistance Ordinance (Chapter 365 of the Laws of Hong Kong). Where a surcharge is payable by an employer, the Employees Compensation Assistance Fund Board will serve a written notice on the employer, advising the amount of the surcharge, the grounds therefor and the period within which the employer shall pay the surcharge.

NW Group

Based on the Documents, NW Group has taken out and maintained a valid employees' compensation insurance for its employees during the Track Record Period and up to the date of this Opinion.

Myron Limited

Based on the Documents and Myron Limited's confirmation, Myron Limited has not taken out and has not maintained a valid employees' compensation insurance for its employees during the Track Record Period. As a remedial measure, Myron Limited has taken out a valid employees' compensation insurance for its employees commencing and expiring on 24 March 2025 and 23 March 2026 respectively.

Myron Limited also confirmed that as at the date of this Opinion, there is no existence of any accidents sustained by its employees, it has not been prosecuted, nor has it received a written notice from the Employees Compensation Assistance Fund Board for the payment of surcharge.

Based on our experience, the likelihood of such criminal enforcement is low in view of the fact that Myron Limited has since remedied its failure to take out and maintained a valid compensation insurance for its employees, and no insurance claims have been made against Myron Limited whatsoever as confirmed by Myron Limited.

2.10.3. Labour Tribunal Disputes

Based on the Documents, a Labour Tribunal claim LBTC 655/2024 was brought by Mr. Wong Ka Wai against NW Group as defendant in relation to the dismissal of Mr. Wong Ka Wai. On 21 May 2024, Mr. Wong Ka Wai and NW Group settled the dispute by full and final payment of HK$26,000 payable to Mr. Wong Ka Wai.

2.11. **Charges, public searches, claims, litigations and disputes**

NW Group

2.11.1. By a letter dated 1 November 2023 from The Hongkong and Shanghai Banking Corporation Limited, the facility letter dated 10 August 2022 was amended and a universal life insurance loan in the sum of HK$1,857,404 was granted to NW Group. On 15 January 2024, NW Group assigned the life insurance of Ho Hin Shun Hinson (policy number: 28037713-50), in favour of The Hongkong and Shanghai Banking Corporation Limited for the NW Group's general banking facilities and debts purchase services.

2.11.2. An offer letter was offered to NW Group by The Hongkong and Shanghai Banking Corporation Limited on 4 July 2024 for the assignment of receivables and charge over its proceeds from contracts of sale for the supply or provision of goods to its customers until 31 March 2025, for a banking facility in the sum HK$5 million. The assignment

of receivables and charge over proceeds was executed on 26 July 2024, and was subsequently registered at the Companies Registry on 21 August 2024.

2.11.3. By a letter dated 18 July 2024 from The Hongkong and Shanghai Banking Corporation Limited, the facility letter dated 10 August 2022 was amended and the combined limit of the NW Group's banking facilities was increased to HK$30 million. Accordingly, on 15 August 2024, NW Group assigned the life insurance of Ho Hin Shun Hinson (policy number: 28039027-50), in favour of The Hongkong and Shanghai Banking Corporation Limited.

Myron Limited

2.11.4. An offer letter was offered to Myron Limited by The Hongkong and Shanghai Banking Corporation Limited on 4 July 2024 for the assignment of receivables and charge over its proceeds from contracts of sale for the supply or provision of goods to its customers until 31 March 2025, for a banking facility in the sum HK$5 million. The assignment of receivables and charge over proceeds was executed on 26 July 2024, and was registered at the Companies Registry on even date.

2.11.5. According to the Documents and the Searches, and to the best of our knowledge, there are:

(a) no outstanding registered charges, mortgages or other security interests over any of the assets of the Companies save as disclosed;

(b) no pending litigation, disputes, claims, arbitration, legal proceedings, administrative complaints and government investigations to which the Companies are subject or which are foreseeable in the future (including foreclosure, winding up and mandatory requisition);

(c) no record of any order issued, petition made and resolution passed for the winding-up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or analogous procedure of the Companies, and no notice of appointment in respect of the Companies of a liquidator, receiver, administrator, trustee, custodian or other similar officer has been served;

(d) no litigation, bankruptcy, winding-up, prosecution, arbitral or disciplinary proceeding involving the Companies and the directors, senior management or individual shareholders of the Companies;

2.12. **Disclosures in the Registration Statement**

2.12.1. The statements set forth in the Registration Statement (as defined in Schedule I) under the sections entitled "Regulatory Overview" to the extent they relate to the Companies and its businesses and the laws and regulations of Hong Kong constitute accurate summaries of the matters described therein or are accurate in all material respects.

2.13. **Matters relating to the Proposed Listing**

2.13.1. There is no requirement for the Companies to obtain any registrations, consents, approvals, orders or authorizations for the Proposed Listing or other qualification requirements for the underwriters in Hong Kong.

2.13.2. The consummation or performance of the transactions contemplated by the Proposed Listing (including but not limited to the issue, offering, sale and delivery of shares under the global offering) will not:

(a) contravene, violate, conflict with or constitute a default under any law, rule, regulation, judgment, order, or decree of Hong Kong applicable to the Companies or any of its properties or assets;

(b) contravene, violate, conflict with or constitute a default under the articles of association of the Companies;

(c) result in a breach of, or default under, any agreement or instrument to which the Companies is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety; or

(d) result in the imposition of any lien, charge or encumbrance upon any property or assets of the Companies.

These opinions are given to you as at the date of this letter only, and no inference or conclusion to the contrary should be drawn by any person or entity to whom these opinions are given or revealed whether as permitted herein or otherwise and these opinions may not be disclosed to or relied upon by any person or entity except the addressees or their professional advisors (including the issuer's counsel and the underwriter's counsel), or for any purpose relating to the Proposed Listing to be disclosed to any affiliates of the underwriters.

This opinion may, however, without our further written consent, be used, disclosed and, if necessary, furnished, where it is reasonable to do so (i) for the purpose of responding to governmental, regulatory (including NASDAQ) or judicial authorities having competent jurisdiction over the underwriters; and (ii) in connection with the defence of any legal or regulatory proceeding or investigation arising out of the Proposed Listing.

Yours faithfully,

ROBERTSONS
Encls.

SCHEDULE I – DOCUMENTS AND SEARCHES

Documents

For the purposes of this opinion, we have reviewed copies of the following documents (in respect of the Companies):

No.	Description	Date of Document/ Filing/Submission
The Group		
1.	Group Organizational Chart	Undated
NW Group		
2.	Register of Directors	Undated
3.	Register of Secretaries	Undated
4.	Register of Members	Undated
5.	Articles of Association	19 Oct 2016
6.	Articles of Association (Amended)	11 Aug 2020
7.	Certificate of Incorporation	26 Oct 2016
8.	NAR1 Annual Return 2017	9 Nov 2017
9.	NR1 Notice of Change of Address of Registered Office	7 Dec 2017
10.	NNC2 Notice of Change of Company Name	22 Jan 2018
11.	NR1 Notice of Change of Address of Registered Office	28 Jun 2018
12.	ND2A Notice of Change of Company Secretary and Director	26 Oct 2018
13.	NAR1 Annual Return 2018	26 Oct 2018
14.	ND2A Notice of Change of Company Secretary and Director	26 Nov 2019
15.	NAR1 Annual Return 2019	26 Nov 2019
16.	NNC2 Notice of Change of Company Name	21 Nov 2019
17.	NSC1 Return of Allotment	27 Mar 2020
18.	NAA1 Notice of Alteration of Company's Articles	12 Aug 2020
19.	NAR1 Annual Return 2020	9 Nov 2020
20.	NSC1 Return of Allotment	9 Mar 2021
21.	NAR1 Annual Return 2021	26 Nov 2021
22.	NAR1 Annual Return 2022	27 Oct 2022
23.	NR1 Notice of Change of Address of Registered Office	10 Aug 2023
24.	NAR1 Annual Return 2023	8 Nov 2023
25.	NSC1 Return of Allotment	8 Nov 2023
26.	NM1 Statement of Particulars of Charge	7 Feb 2024
27.	Instrument – Assignment of Life Insurance 28037713-50	15 Jan 2024
28.	Life Insurance 28037713-50 provided by HSBC Life (International) Limited insuring Ho Hin Shun Hinson hold by NW Group	29 Dec 2023 (effective date)
29.	Certificate of Registration of Charge	7 Feb 2024
30.	NM1 Statement of Particulars of Charge	21 Aug 2024
31.	Instrument – Assignment of Receivables and Charge Over Proceeds – Specific Arrangement	26 Jul 2024
32.	Certificate of Registration of Charge	21 Aug 2024
33.	Offer Letter from HSBC	4 Jul 2024
34.	NM1 Statement of Particulars of Charge	11 Sep 2024
35.	Instrument – Assignment of Life Insurance	15 Aug 2024
36.	Life Insurance 28039027-50 provided by HSBC Life (International) Limited insuring Ho Hin Shun Hinson hold by NW Group	27 May 2024 (dated); 28 June 2024 (effective date)
37.	Certificate of Registration of Charge	11 Sep 2024
38.	Banking facility from HSBC amending the facility dated 10 August 2022 countersigned by NW Group	18 Jul 2024

No.	Description	Date of Document/ Filing/Submission
39.	ND4 Notice of Resignation of Company Secretary and Director	7 Nov 2024
40.	ND2A Notice of Change of Company Secretary and Director	7 Nov 2024
41.	NAR1 Annual Return 2024	7 Nov 2024
42.	Form AD Rectification of Typographical or Clerical Error (of the incorrect Form NAR1 2024 filed on 7 Nov 2024)	11 Mar 2025
43.	Business Registration Certificate (F15)	26 Oct 2023 – 25 Oct 2024
44.	Business Registration Certificate (F15)	26 Oct 2024 – 25 Oct 2025
45.	Business Registration Certificate (F16)	26 Oct 2023 – 25 Oct 2024
46.	Business Registration Certificate (F16)	26 Oct 2024 – 25 Oct 2025
47.	Bought resolution approving the transfer of 1,667 shares from Chan Dickson Chun Ming and 1,667 shares from Ho Hin Shun to Luk Jing Won Elson	19 Oct 2018
48.	Instrument of Transfer of 1,667 shares from Chan Dickson Chun Ming to Luk Jing Won Elson	19 Oct 2018
49.	Bought and Sold Notes for the transfer of 1,667 shares from Chan Dickson Chun Ming to Luk Jing Won Elson	19 Oct 2018
50.	Instrument of Transfer of 1,667 shares from Ho Hin Shun to Luk Jing Won Elson	19 Oct 2018
51.	Bought and Sold Notes for the transfer of 1,667 shares from Ho Hin Shun to Luk Jing Won Elson	19 Oct 2018
52.	Board resolution approving the share allotment of 163,317, 163,317 and 163,366 shares to Ho Hin Shun Hinson, Chan Dickson Chun Ming and Luk Jing Won Elson	24 Mar 2020
53.	Members resolution approving the share allotment of 163,317, 163,317 and 163,366 shares to Ho Hin Shun Hinson, Chan Dickson Chun Ming and Luk Jing Won Elson	24 Mar 2020
54.	Board resolution approving the share allotment of 68,182 Series A preference shares to Cipher Fortune Development Limited (辰淩發展有限公司)	11 Aug 2020
55.	Members resolution approving the share allotment of 68,182 Series A preference shares to Cipher Fortune Development Limited (辰淩發展有限公司)	
56.	Share certificate No. B1 for the 68,182 Series A preference shares issued to Cipher Fortune Development Limited (辰淩發展有限公司)	11 Aug 2020
57.	Board resolution approving the share allotment of 22,510 shares to Ho Hin Shun Hinson and 10,912 shares to Chan Dickson Chun Ming	31 Jul 2023
58.	Board resolution of NW Group approving the share transfers in NW Group from Ho Hin Shun Hinson, Luk Jing Won Elson, Chan Dickson Chun Ming and Cipher Fortune Development Limited to Fitness Fanatics Asia Limited	2 May 2025
59.	Reorganisation Agreement in relation to the share transfers in NW Group from Ho Hin Shun Hinson, Luk Jing Won Elson, Chan Dickson Chun Ming and Cipher Fortune Development Limited to Fitness Fanatics Asia Limited	2 May 2025
60.	Board resolution of Cipher Fortune Development Limited approving the share transfer of 68,182 shares in NW Group from Cipher Fortune Development Limited to Fitness Fanatics Asia Limited	2 May 2025
61.	Stamped Instrument of Transfer for the transfer of 68,182 shares in NW Group from Cipher Fortune Development Limited to Fitness Fanatics Asia Limited	2 May 2025
62.	Stamped Bought and Sold Notes for the transfer of 68,182 shares in NW Group from Cipher Fortune Development Limited to Fitness Fanatics Asia Limited	2 May 2025
63.	Stamped Instrument of Transfer for the transfer of 177,562 shares in NW Group from Chan Dickson Chun Ming to Fitness Fanatics Asia Limited	2 May 2025
64.	Stamped Bought and Sold Notes for the transfer of 177,562 shares in NW Group from Chan Dickson Chun Ming to Fitness Fanatics Asia Limited	2 May 2025

No.	Description	Date of Document/ Filing/Submission
65.	Stamped Instrument of Transfer for the transfer of 166,700 shares in NW Group from Luk Jing Won Elson to Fitness Fanatics Asia Limited	2 May 2025
66.	Stamped Bought and Sold Notes for the transfer of 166,700 shares in NW Group from Luk Jing Won Elson to Fitness Fanatics Asia Limited	2 May 2025
67.	Stamped Instrument of Transfer for the transfer of 189,160 shares in NW Group from Ho Hin Shun Hinson to Fitness Fanatics Asia Limited	2 May 2025
68.	Stamped Bought and Sold Notes for the transfer of 189,160 shares in NW Group from Ho Hin Shun Hinson to Fitness Fanatics Asia Limited	2 May 2025
69.	Notice of termination of the shareholders' agreement	10 April 2025
70.	Tenancy Agreement entered into between NW Group and Fine World Limited for the term from 1 September 2022 to 31 August 2024 (both days inclusive)	1 Aug 2022
71.	Tenancy Agreement entered into between NW Group and Fine World Limited for the term from 1 September 2024 to 31 August 2026 (both days inclusive)	1 Sep 2024
72.	Standard Employment Agreement	Undated
73.	Employee Handbook	Undated
74.	Annual MPF Contribution Table	Undated
75.	MPF Contribution Receipt by Bct	17 Dec 2024
76.	MPF Payroll	Nov 2024
77.	Notice of Insurance for the purpose of section 41 of the Employees' Compensation Ordinance	25 Apr 2022 to 24 Apr 2023
78.	Notice of Insurance for the purpose of section 41 of the Employees' Compensation Ordinance	25 Apr 2023 to 24 Apr 2024
79.	Notice of Insurance for the purpose of section 41 of the Employees' Compensation Ordinance	25 Apr 2024 to 24 Apr 2025
80.	Vendor Agreement with Asia Fitness Limited	2 Aug 2023
81.	Distributor Agreement with Glanbia Performance Nutrition (NA), Inc	Undated
82.	Distributor Agreement with Glanbia Performance Nutrition (UK Sales Division Division) Limited	Undated
83.	Purchase Agreement with Decathlon Hong Kong Company Limited	Undated
84.	Agreement with HKTVMall	Undated
85.	Quotation from DKSH Field Activation Limited	1 Dec 2023
86.	Octopus Card Services Agreement with Octopus Cards Limited	27 Jun 2019
87.	Supplier Trading Agreement with Fortress	1 Jan 2021
88.	Sales and Purchase Agreement with Lukson Trading Limited	Undated
89.	Business registration search results on NW Group	4 Sep 2025
90.	Winding up search results on NW Group	5 Sep 2025
91.	Bankruptcy search results on the directors of NW Group	5 Sep 2025
92.	Litigation search results on NW Group and its directors	5 Sep 2025
93.	Trademark search results on NW Group	5 Sep 2025
Myron Limited		
94.	Memorandum and Articles of Association	21 Nov 2006
95.	NC1A Statement of Compliance on Incorporation of a Company	20 Nov 2006
96.	Certificate of Incorporation	7 Dec 2006
97.	FR1 Notice of Situation of Registered Office	13 Dec 2006
98.	FD1 Notification of First Secretary and Director	20 Dec 2006
99.	FD1 Notification of First Secretary and Director	30 Jan 2007
100.	FD2A Notification of Change of Secretary and Director	20 Dec 2007
101.	FD2B Notification of Change of Particulars of Secretary and Director	20 Dec 2007
102.	FD2B Notification of Change of Particulars of Secretary and Director	20 Dec 2007
103.	FR1 Notice of Situation of Registered Office	20 Dec 2007
104.	FAR1 Annual Return	11 Jan 2008
105.	FAR1 Annual Return	30 Dec 2008
106.	FD4 Notification of Resignation of Secretary and Director	9 Jan 2009
107.	FR1 Notification of Change of Address of Registered Office	29 Apr 2009

No.	Description	Date of Document/ Filing/Submission
108.	FD2A Notification of Change of Secretary and Director	29 Apr 2009
109.	FAR1 Annual Return	11 Jan 2010
110.	FAR1 Annual Return	7 Jan 2011
111.	FR1 Notice of Change of Address of Registered Office	29 Dec 2011
112.	FAR1 Annual Return	5 Jan 2012
113.	FR1 Notice of Change of Address of Registered Office	24 May 2012
114.	FAR1 Annual Return	7 Jan 2013
115.	FAR1 Annual Return	8 Jan 2014
116.	FR1 Notice of Change of Address of Registered Office	8 Jan 2014
117.	NAR1 Annual Return	7 Jan 2015
118.	NAR1 Annual Return	8 Jan 2016
119.	NA2 Notification of Resignation of Auditor	6 Jul 2015
120.	ND2A Notice of Change of Company Secretary and Director	1 Apr 2016
121.	NR1 Notice of Change of Address of Registered Office	14 Sep 2016
122.	NAR1 Annual Return	22 Dec 2016
123.	NAR1 Annual Return	8 Jan 2018
124.	NAR1 Annual Return	2 Feb 2019
125.	ND4 Notice of Resignation of Company Secretary and Director	8 Aug 2019
126.	ND2A Notice of Change of Company Secretary and Director	23 Aug 2019
127.	NAR1 Annual Return	20 Dec 2019
128.	NAR1 Annual Return	19 Jan 2021
129.	NAR1 Annual Return	30 Dec 2021
130.	ND2A Notice of Change of Company Secretary and Director	23 Aug 2022
131.	ND4 Notice of Resignation of Company Secretary and Director	23 Aug 2022
132.	ND4 Notice of Resignation of Company Secretary and Director	23 Aug 2022
133.	ND4 Notice of Resignation of Company Secretary and Director	23 Aug 2022
134.	ND2A Notice of Change of Company Secretary and Director	2 Aug 2023
135.	NAR1 Annual Return	2 Aug 2023
136.	NAR1 Annual Return	19 Dec 2023
137.	NM1 Statement of Particulars of Charge	21 Aug 2024
138.	Instrument – Assignment of Receivables and Charge Over Proceeds – Specific Arrangement	26 Jul 2024
139.	Offer Letter from HSBC	4 Jul 2024
140.	Certificate of Registration of Charge	21 Aug 2024
141.	ND2B Notice of Change in Particulars of Company Secretary and Director	12 Dec 2024
142.	NAR1 Annual Return	13 Dec 2024
143.	ND2A Notice of Change of Company Secretary and Director	11 Apr 2025
144.	Business Registration Certificate	7 Dec 2022 – 6 Dec 2023
145.	Business Registration Certificate	7 Dec 2023 – 6 Dec 2024
146.	Business Registration Certificate	7 Dec 2024 – 6 Dec 2025
147.	Board Minute approving the appointment of Ms. Yeung Sau Ping as director and the transfer of 1 share from Master Director Group Limited to Yeung Sau Ping	23 Aug 2022
148.	Stamped Instrument of Transfer for the transfer of 1 share from Master Director Group Limited to Yeung Sau Ping	23 Aug 2022
149.	Stamped Bought and Sold Notes for the transfer of 1 share from Master Director Group Limited to Yeung Sau Ping	23 Aug 2022
150.	Board resolution approving the transfer of 1 share from Yeung Sau Ping to Ho Hin Shun Hinson	31 Mar 2025
151.	Stamped Instrument of Transfer for the transfer of 1 share from Yeung Sau Ping to Ho Hin Shun Hinson	31 Mar 2025
152.	Stamped Bought and Sold Notes for the transfer of 1 share from Yeung Sau Ping to Ho Hin Shun Hinson	31 Mar 2025

No.	Description	Date of Document/ Filing/Submission
153.	Board resolution approving the transfer of 1 share from Ho Hin Shun Hinson to Fitness Fanatics Asia Limited	23 Apr 2025
154.	Stamped Instrument of Transfer for the transfer of 1 share from Ho Hin Shun Hinson to Fitness Fanatics Asia Limited	23 Apr 2025
155.	Stamped Bought and Sold Notes for the transfer of 1 share from Ho Hin Shun Hinson to Fitness Fanatics Asia Limited	23 Apr 2025
156.	Reorganisation Agreement entered into between Ho Hin Shun Hinson as vendor and Fitness Fanatics Asia Limited as purchaser for the transfer of 1 share from Ho Hin Shun Hinson to Fitness Fanatics Asia Limited	23 Apr 2025
157.	Import Permission for Milk and Milk Beverages from Germany from the Food and Environmental Hygiene Department	22 Nov 2024 – 5 Feb 2026
158.	Notice for Registration as Food Importer/ Distributor from the Food and Environmental Hygiene Department	25 Jul 2022 – 24 Jul 2025
159.	Standard Employment Agreement	Undated
160.	Employee Handbook	Undated
161.	MPF Contribution Confirmation by Sun Life for the period from 1 Dec 2024 to 31 Dec 2024	Undated
162.	Notice of Insurance for the purpose of section 41 of the Employees' Compensation Ordinance	24 Mar 2025 – 23 Mar 2026
163.	Registered Address Service Agreement	1 Aug 2022
164.	Distributor Agreement with Vitamin Well	Undated
165.	Trading Agreement with The Dairy Farm Company, Limited (Welcome)	26 Apr 2024
166.	Trading Agreement with The Dairy Farm Company, Limited (Mannings)	15 May 2023
167.	Trading Agreement with The Dairy Farm Company, Limited (7-Eleven)	5 Apr 2024
168.	Trading Agreement with Watsons	8 Feb 2024
169.	Trading Agreement with Parknshop	Undated
170.	Supplier Agreement with Delivery Hero Stores Hong Kong Limited	27 Mar 2024
171.	Business registration search results on Myron Limited	4 Sep 2025
172.	Winding up search results on Myron Limited	5 Sep 2025
173.	Bankruptcy search results on the directors of Myron Limited	5 Sep 2025
174.	Litigation search results on Myron Limited and its directors	5 Sep 2025
175.	Trademark search results on Myron Limited	5 Sep 2025

Searches

We have reviewed and examined the following for the purposes of this opinion:

1. results of company searches carried out by us on 4 September 2025 against the publicly available records at the Companies Registry in Hong Kong in respect of NW Group during the Track Record Period;

2. results of company searches carried out by us on 4 September 2025 against the publicly available records at the Companies Registry in Hong Kong in respect of Myron Limited during the Track Record Period;

3. results of business registration searches carried out by us on 4 September 2025 against the publicly available records at the Inland Revenue Department Business Registration Office in Hong Kong in respect of the Companies;

4. results of winding up searches and bankruptcy searches carried out by I-OnAsia Limited on 5 September 2025 against the publicly available records at the Official Receiver's Office in Hong Kong in respect of the Companies and their directors;

5. results of litigation searches carried out on our behalf by I-OnAsia Limited on 5 September 2025 in respect of the Companies and their directors (whether as plaintiff, defendant, appellant or respondent), based on the Cause Book of the Registry of Hong Kong High Court and District Court, the Daily Cause List of the Court of Final Appeal, High Court, District Court, Small Claims Tribunal, Magistrates' Court, Labour Tribunal, Lands Tribunal, Competition Tribunal and Obscene Articles Tribunal; and

6. results of trademark searches carried out by us on 5 September 2025 against the publicly available records at the Intellectual Property Department in Hong Kong in respect of the Companies.

SCHEDULE II – ASSUMPTIONS

In this opinion we have made the following assumptions. We have made no independent investigation of the accuracy of the assumptions.

1. All documents received by us as electronic, facsimile or photostatic copies are complete and conform to the originals and that such originals are themselves authentic.

2. All documents considered by us as originals (if any) are authentic.

3. All factual statements made in the Documents are true and accurate in all aspects.

4. There is and will be no foreign law that is of relevance which would affect the conclusions or our opinion expressed in this opinion.

5. Save as stated in this opinion, there are no documents which are relevant to our opinion other than the Documents and the Searches.

6. Each of the Documents remains unamended and is in full force and effect and constitutes the entire agreement between the relevant parties in relation to the relevant subject matter.

7. The signatories to the Documents (other than the Companies) have the capacity, power and authority to sign the Documents. The Documents have been validly authorised and executed by each of the parties thereto (other than the Companies) and that the performance thereof by all parties thereto (other than the Companies) is within the capacity and powers of each of them.

8. All steps and procedures required to be taken in any jurisdiction other than Hong Kong in order to ensure the validity and perfection of the interests (if any) created by any of the Documents have been taken and performed.

9. Each of the Documents has been or will be properly stamped, registered and filed (where necessary) as prescribed by applicable laws and regulations (other than Hong Kong laws and regulations), and all other procedures that are necessary to perform in order to make the document admissible in evidence has been carried out and within the time limits prescribed by applicable laws and regulations (save in respect of Hong Kong laws and regulations).

10. The information disclosed by the Searches was accurate and that there has been no alteration in the status or condition of the Companies since the date of those searches and no additional matters would have been disclosed by such searches being carried out at any later time.

SCHEDULE III – QUALIFICATIONS

This opinion is subject to the following qualifications, limitations and exceptions:

1. This opinion is subject to the laws of Hong Kong only and is given on the basis of the current laws applied in Hong Kong.

2. No opinion is expressed on matters of fact (except where a specific fact confirmation procedure is stated to have been performed (in which case we have performed the stated procedure)) or laws of any other jurisdiction.

3. The search at the Companies Registry referred to in Schedule I (*Documents and Searches*) are not conclusively capable of revealing whether or not:

   (a) a winding-up order has been made in respect of a company or a resolution passed for the winding-up of a company; or

   (b) a receiver or liquidator has been appointed in respect of a company or any of its property or assets.

   Notice of these matters might not be filed with the Registrar of Companies in time to be disclosed in our search and, when filed, might not be entered on the records of the relevant company in time to be disclosed in our search, as it normally takes several working days for the Company Registry to process new filings. In addition, that search is not capable of revealing, before the making of the relevant order, whether or not a petition for winding-up has been presented, as documents submitted to the Companies Registry are subject to the review and processing of the Companies Registry before they are made available for public search and such review and processing may be delayed.

4. The enquiry at the Official Receiver's Office referred to in Schedule I (*Documents and Searches*) relates only to a compulsory winding-up in Hong Kong. It is not capable of revealing conclusively whether or not a winding-up petition for a compulsory winding-up has been presented, as details of the petition may not have been entered on the records of the Official Receiver's Office in time to be disclosed by our enquiry.

5. The term "enforceable" as used above means that the obligations assumed by a party under the Documents are of a type which the Hong Kong courts enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

   (a) enforcement may be limited by general principles of equity, and in particular the remedies of injunction and specific performance are discretionary and

will not be normally ordered by the court in respect of an obligation where damages would be an adequate remedy;

(b) enforcement may be limited by laws from time to time in effect relating to insolvency, bankruptcy, liquidation, receivership, reorganisation, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors rights;

(c) claims may be time-barred or become subject to defences of set-off or counterclaim;

(d) upon a future application by any party to enforce any of the Documents, a Hong Kong court may consider the then prevailing public policy of Hong Kong in determining the enforceability of the Documents at such time;

(e) where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal or contrary to public policy under that jurisdiction; and

(f) the enforceability of each of the Documents may be limited by the provisions of Hong Kong law applicable to contracts held to have been frustrated by events happening after their execution.

6. The term "binding" used in this opinion is used in the context of a theoretical future action or proceeding and, in such context, has a meaning similar to "enforceable" and accordingly our above qualifications as to the term "enforceable" also apply to the term "binding" as used in this opinion.

SCHEDULE IV –PARTICULARS OF THE COMPANIES

NW GROUP INTERNATIONAL LIMITED (健營國際有限公司)

Name	:	**NW GROUP INTERNATIONAL LIMITED** (健營國際有限公司) (since 27 November 2019)
Former name	:	N&W GROUP (INTERNATIONAL) LIMITED (on incorporation) N&W GROUP (INTERNATIONAL) LIMITED (健營 (國際) 有限公司) (on 26 January 2018)
Company number	:	2442493
Business registration number	:	66820365
Date of incorporation	:	26 October 2016
Place of incorporation	:	Hong Kong
Registered Office	:	Unit 15 , Block F, UG/F, Wah Lok Industrial Centre, 31-35 Shan Mei Street, Fo Tan, N.T., Hong Kong
Issued share capital	:	601,604 ordinary shares
Directors	:	Ho Hin Shun, Hinson Chan Dickson Chun Ming
Secretary	:	Wiliam Lee (Sec.) & Accounting Taxation Limited (李偉明 (秘書)會計稅務有限公司)
Shareholder	:	Fitness Fanatics Asia Limited
Shareholding history	:	Ho Hin Shun, Hinson and Chan Dickson Chun Ming were the founder members of NW Group with 5,000 ordinary shares each. On 19 October 2018, Ho Hin Shun, Hinson and Chan Dickson Chun Ming transferred 1,667 ordinary shares each to Luk Jing Won Elson. Subsequent to the transfer of shares, Ho Hin Shun, Hinson and Chan Dickson Chun Ming each holds 3,333 ordinary shares in NW Group; and Luk Jing Won Elson holds 3,334 shares in the Hong Kong Subsidiary.

On 24 March 2020, Ho Hin Shun, Hinson and Chan Dickson Chun Ming were each allotted 163,317 shares in the Hong Kong Subsidiary; and Luk Jing Won Elson was allotted 163,366 shares in the Hong Kong Subsidiary. As a result, Ho Hin Shun, Hinson and Chan Dickson Chun Ming each holds 166,650 shares in NW Group and Luk Jing Won Elson holds 166,700 shares in the Hong Kong Subsidiary.

On 11 August 2020, Cipher Fortune Development Limited (辰淩發展有限公司) was allotted 68,182 Series A Preference shares and a shareholders' agreement was entered into between Cipher Fortune Development Limited (辰淩發展有限公司), Ho Hin Shun, Hinson, Chan Dickson Chun Ming and Luk Jing Won Elson.

On 31 July 2023, Ho Hin Shun, Hinson was allotted 22,510 shares in NW Group and Chan Dickson Chun Ming was allotted 10,912 shares in the Hong Kong Subsidiary.

On 24 January 2024, Cipher Fortune Development Limited (辰淩發展有限公司)'s 68,182 Series A Preference shares were converted and reclassified as 68,182 Ordinary Shares.

On 10 April 2025, Ho Hin Shun, Hinson, Chan Dickson Chun Ming, Luk Jing Won Elson and Cipher Fortune Development Limited (辰淩發展有限公司) terminated the shareholders' agreement.

As part of the reorganization exercise for the Proposed Listing, on 2 May 2025, Ho Hin Shun, Hinson, Chan Dickson Chun Ming, Luk Jing Won Elson and Cipher Fortune Development Limited (辰淩發展有限公司) transferred their entire shareholding in NW Group to Fitness Fanatics Asia Limited.

Myron Limited

Name	:	Myron Limited
Former name	:	NA
Company number	:	1093396
Business registration number	:	37467457
Date of incorporation	:	7 December 2006
Place of incorporation	:	Hong Kong
Registered Office	:	Room 2002A, Nan Fung Centre, 264-298 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong
Issued share capital	:	1 ordinary share
Directors	:	Ho Hin Shun, Hinson
Secretary	:	ICAN BUSINESS SOLUTIONS COMPANY (優勤商業方案公司)
Shareholder	:	Fitness Fanatics Asia Limited
Shareholding history	:	Vencourt Limited was the founder member and subscribed 1 share in Myron Limited. On 30 January 2007, Vencourt Limited transferred its 1 share to Master Director Group Limited. On 23 August 2022, Master Director Group Limited transferred its 1 share to YEUNG SAU PING (楊繡屏). On 31 March 2025, YEUNG SAU PING (楊繡屏) transferred her 1 share to Ho Hin Shun, Hinson. On 23 April 2025, Ho Hin Shun, Hinson transferred his 1 share to Fitness Fanatics Asia Limited and it remains the sole shareholder of Myron Limited as at the date of this opinion.

SCHEDULE V – TABLE OF NON-COMPLIANCE INCIDENT(S)

NW GROUP INTERNATIONAL LIMITED (健營國際有限公司)			
No.	**Details of the non-compliance incident(s)**	**Legal consequence**	**Remedial measures**
Companies Ordinance (Cap. 622)("CO") Note			
1.	Appointment and change of director and company secretary and particulars (ss. 645, 652) If a person is appointed as director or company secretary, or a person ceases to be a director or company secretary, or there is any change in the particulars contained in the register of directors or register of company secretaries of a company, the company must within 15 days after the appointment, cessation or change deliver to the Registrar of Companies a notice in the specified form (i.e. ND2A and ND2B forms): sections 645 and 652 of CO. (1) The company secretary of NW Group ceased to act on 25 October 2019 but the form ND2A was not filed within the 15 days deadline.	NW Group, and every responsible person [1] of the company, commit an offence, and each is liable to a fine of HK$25,000 in respect of each offence and, in the case of a continuing offence, to a further fine of $700 for each day during which the offence continues.	(1) NW Group filed the form ND2A in respect of the resignation of the company secretary on 26 November 2019.
2.	Change of address of registered office (ss. 658(3)) If the address of a company's registered office is changed, the company must within 15 days after the change, deliver to the Registrar of Companies a notice in the specified form (i.e. NR1 form): section 658(3) of CO. (1) The address of NW Group was changed on 10 November 2017 but the form NR1 was not filed within the 15 days deadline.	NW Group, and every responsible person of the company, commit an offence, is liable to a fine of HK$50,000 in respect of each offence and, in the case of a continuing offence, to a further fine of $1,000 for each day during which the offence continues.	(1) NW Group filed the form NR1 in respect of its change in address on 7 December 2017.
3.	Return of Allotment (ss. 142(1)) If there is an allotment of shares by a company, the company must within one	NW Group, and every responsible person of the company, commit an offence, and each is	(1) NW Group filed the form NSC1 in respect of the allotment of shares on 9 March 2021.

[1] A "responsible person" is: (i) an officer or shadow director of the company who authorises or permits, or participates in, the contravention or failure; or (ii) an officer or shadow director of a body corporate that is an officer or shadow director of the company, and both the body corporate and the person authorises or permits, or participates in, the contravention or failure, where an "officer" includes a director, manager or company secretary of the body corporate.

NW GROUP INTERNATIONAL LIMITED (健營國際有限公司)			
No.	**Details of the non-compliance incident(s)**	**Legal consequence**	**Remedial measures**
	month after the allotment, deliver to the Registrar of Companies a notice in the specified form (i.e. NSC1 form): section 142(1) of CO. (1) NW Group has an allotment of shares on 11 August 2020 but the form NSC1 was not filed within the one-month deadline. (2) NW Group has an allotment of shares on 31 July 2023 but the form NSC1 was not filed within the one-month deadline.	liable to a fine of HK$25,000 and, in the case of a continuing offence, to a further fine of $700 for each day during which the offence continues.	(2) NW Group filed the form NSC1 in respect of the allotment of shares on 8 November 2023.

<table>
<tr><td colspan="4">Myron Limited</td></tr>
<tr><td>No.</td><td>Details of the non-compliance incident(s)</td><td>Legal consequence</td><td>Remedial measures</td></tr>
<tr><td colspan="4">Companies Ordinance (Cap. 32)("CO")</td></tr>
<tr><td>1.</td><td><u>Appointment and change of director and company secretary and particulars (ss. 158)</u>

If a person is appointed as director or company secretary, or a person ceases to be a director or company secretary, or there is any change in the particulars contained in the register of directors or register of company secretaries of a company, the company must within 14 days after the appointment, cessation or change deliver to the Registrar of Companies a notice in the specified form (i.e. FD1, FD2A and FD2B forms): sections 158 of CO.

(1) The director of Myron Limited was appointed on 9 January 2007 but the form FD1 was not filed within the 14 days deadline.
(2) The company secretary of Myron Limited was changed on 6 June 2007 but the form FD2A was not filed within the 14 days deadline.
(3) The particulars of the company secretary of Myron Limited was changed on 3 September 2007 but the FD2B was not filed within the 14 days deadline.
(4) The particulars of the company secretary of Myron Limited was changed on 29 October 2007 but the FD2B was not filed within the 14 days deadline.
(5) The company secretary of Myron Limited was changed on 1 January 2009 but the FD2A was not filed within the 14 days deadline.</td><td>Myron Limited and every officer of Myron Limited who is in default shall be liable to a fine and, for continued default, to a daily default fine.</td><td>(1) Myron Limited filed the form FD1 in respect of director on 30 January 2007.
(2) Myron Limited filed the form FD2A in respect of the change in company secretary on 20 December 2007.
(3) Myron Limited filed the form FD2B in respect of the change in particulars of the company secretary on 20 December 2007.
(4) Myron Limited filed the form FD2B in respect of the change in particulars of the company secretary on 29 October 2007.
(5) Myron Limited filed the form FD2A in respect of the change in company secretary on 29 April 2009.</td></tr>
<tr><td>2.</td><td><u>Notice of Situation of Registered Office (ss. 92)</u>

Every company shall have a registered office in Hong Kong on which all</td><td>If default is made in filing the notifications, the maximum penalty for each breach is HK$10,000 together</td><td>(1) Myron Limited filed the form FR1 in respect of the change of its registered office on 20 December 2007.</td></tr>
</table>

	communications and notices may be addressed. A company must ensure that notice of its registered office and change thereof is given to the Companies Registry within the prescribed time i.e. within 14 days after the change. (1) The registered office of Myron Limited was changed on 29 October 2007 but the FR1 was not filed within the 14 days deadline	with a daily default fine of HK$300.	
Companies Ordinance (Cap. 622)("CO")			
1.	<u>Notification of Resignation of Auditor (ss. 417(3))</u> If a company receives a notice of resignation from the office of auditor, the company must within 15 days beginning on the date on which a company receives the notice, deliver a notification in the specified form (i.e. NA2). (1) Myron Limited received the notice of resignation from its auditor on 6 July 2015 but the form NA2 was not filed within the 15 days deadline.	Myron Limited and every responsible person [2] of Myron Limited commit an offence, and each is liable to a fine of $50,000 and to imprisonment for 6 months, and in the case of a continuing offence, to a further fine of $1,000 for each day during which the offence continues.	(1) Myron Limited filed the form NA2 on 1 April 2016.
2.	<u>Appointment and change of director and company secretary and particulars (ss. 645, 652)</u> If a person is appointed as director or company secretary, or a person ceases to be a director or company secretary, or there is any change in the particulars contained in the register of directors or register of company secretaries of a company, the company must within 15 days after the appointment, cessation or change deliver to the Registrar of Companies a notice in the specified form (i.e. ND2A and ND2B forms): sections 645 and 652 of CO. (1) The company secretary ceased to act on 11 January 2016 but the form ND2A was not filed within the 15 days deadline. (2) The company secretary ceased to act on 31 July 2019 but the	Myron Limited and every responsible person of the company, commit an offence, and each is liable to a fine of HK$25,000 in respect of each offence and, in the case of a continuing offence, to a further fine of $700 for each day during which the offence continues.	(1) Myron Limited filed the form ND2A in respect of the change in company secretary on 1 April 2016. (2) Myron Limited filed the form ND2A in respect of the change in company secretary on 23 August 2019.

	form ND2A was not filed within the 15 days deadline.		
3.	<u>Change of address of registered office (ss. 658(3))</u> If the address of a company's registered office is changed, the company must within 15 days after the change, deliver to the Registrar of Companies a notice in the specified form (i.e. NR1 form): section 658(3) of CO. (1) The address of Myron Limited was changed on 14 September 2016 but the form NR1 was not filed within the 15 days deadline.	Myron Limited, and every responsible person of the company, commit an offence, is liable to a fine of HK$50,000 in respect of each offence and, in the case of a continuing offence, to a further fine of $1,000 for each day during which the offence continues.	(1) Myron Limited filed the form NR1 in respect of its change in address on 3 October 2016.
4.	<u>Annual return (ss. 662)</u> Every company incorporated in Hong Kong must make an annual return and deliver to the Registrar of Companies for registration within 42 days after the date to which the return is made up. (1) Myron Limited did not file its 2022 Annual Return within the deadline of 42 days after the company's return date.	Myron Limited, and every responsible person of the company, commit an offence, is liable to a fine of HK$50,000 in respect of each offence, and in the case of a continuing offence, to a further fine of $1,000 for each day during which the offence continues.	(1) Myron Limited filed the form NAR1 2022 on 2 August 2023

[2] A "responsible person" is: (i) an officer or shadow director of the company who authorises or permits, or participates in, the contravention or failure; or (ii) an officer or shadow director of a body corporate that is an officer or shadow director of the company, and both the body corporate and the person authorises or permits, or participates in, the contravention or failure, where an "officer" includes a director, manager or company secretary of the body corporate.